Exhibit 10.2

AMENDMENT NO. 1 TO THE

IGNYTA, INC.

AMENDED AND RESTATED

2011 STOCK INCENTIVE PLAN

This Amendment No. 1 to the Ignyta, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Plan”) is effective as of December 16, 2013.

The Plan is hereby amended by amending and restating Section 3(a) to read in its entirety as follows:

“(a) Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Two Million Seven Hundred Twelve Thousand Six Hundred Fifty-Two (2,712,652) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”

[Remainder of Page Left Intentionally Blank]

IN WITNESS OF THE FOREGOING, the undersigned Secretary of Ignyta, Inc. (the “Company”), certifies that this Amendment No. 1 to the Plan was duly adopted by the Board of Directors of the Company on December 16, 2013.

/s/ Zachary Hornby
Zachary Hornby Secretary

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